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                                                                     EXHIBIT 22

                   AMENDED AND RESTATED LIST OF SUBSIDIARIES

Jenny Craig Weight Loss Centres, Inc. (Delaware)
Jenny Craig International, Inc. (California)
Jenny Craig Australia Holdings, Inc. (Delaware)
Jenny Craig Weight Loss Centres Pty. Ltd. (Australia)
Jenny Craig Distributing Pty. Ltd. (Australia)
Jenny Craig Weight Loss Centres (Canada) Limited (Canada)
Jenny Craig Management, Inc. (California)
Jenny Craig Operations, Inc. (California)
Jenny Craig Products, Inc. (California)
JCCH1, Inc. (California)
JCCH2, Inc. (California)
JCH, Inc. (California)

        The companies listed above do business under the name of "Jenny Craig Weight Loss Centres."